                                                                     EXHIBIT 2.2

                      ASSIGNMENT AND ASSUMPTION OF CONTRACT

                  THIS ASSIGNMENT AND ASSUMPTION OF CONTRACT, is entered into as of November 30, 1999, by and between FUNNOODLE, INC. ("Assignor"), a Delaware corporation; SUN MASTER INVESTMENT LIMITED ("Assignee"), a company incorporated under the laws of the Hong Kong Special Administrative Region of the Peoples' Republic of China; TOYMAX INTERNATIONAL, INC. ("Toymax"), a Delaware corporation; KIDPOWER, INC., a Tennessee corporation ("Kidpower"); and JAMES P. O'ROURKE ("O'Rourke").

                              W I T N E S S E T H:

                  WHEREAS, Assignor entered into a certain Asset Purchase Agreement (the "Purchase Agreement" and terms used herein as defined terms which are not otherwise defined herein having the same meaning set forth in the Purchase Agreement) dated October 25, 1999, among Assignor, a wholly owned subsidiary of Toymax, Toymax, Kidpower, and O'Rourke, majority shareholder of Kidpower, wherein Assignor agreed to purchase the Funnoodle Product Line from Kidpower; and

                  WHEREAS, Assignor desires to assign all its rights, title and interests in, to and under the Purchase Agreement to Assignee, a wholly owned subsidiary of Toymax, and Assignee wishes to accept such assignment and to assume all of the obligations and liabilities of Assignor under the Purchase Agreement;

                  NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged by both Assignor and Assignee, the parties hereto hereby agree as follows:

                  1. Assignor hereby assigns to Assignee all of Assignor's right, title and interest in and to the Purchase Agreement. Assignee hereby accepts the assignment by Assignor of all of the Assignor's right, title and interest in, to and under the Purchase Agreement and Assignee hereby assumes and agrees to pay, perform or otherwise discharge when due all of the obligations and liabilities of Assignor under the Purchase Agreement heretofore or hereafter arising. As between Assignor and Assignee, Assignor shall have no further obligations or liabilities of any kind whatsoever under or in respect to the Purchase Agreement.

                  2. The foregoing assignment and assumption shall be effective as of the date hereof.

                  3. None of the obligations or liabilities of Toymax pursuant to the Purchase Agreement are diminished, altered or modified as a result of this Agreement.

                  4. Toymax, Kidpower and O'Rourke hereby consent to this assignment and assumption agreement.
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                  5. In connection with the Purchase Agreement and the
Transaction Documents (as such term is defined in the Purchase Agreement), Assignee irrevocably and voluntarily submits to personal jurisdiction in the State of New York and in the Federal and state courts in such state located in the Eastern District of New York and the appellate courts therefrom in any action or proceeding arising out of or relating to this Agreement, the Purchase Agreement or the Transaction Documents, and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. Assignee hereby appoints Sanford Frank, Esq., with an address at 125 East Bethpage Road, Plainview, New York 11803, as its agent for service of process. The parties hereto agree that any action or proceeding instituted by any of them against any other party with respect to this Agreement will be instituted exclusively in the state courts located in, and in the United States District Court for, the Eastern District of New York. Assignee irrevocably and unconditionally waives and agrees not to plead, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or proceeding with respect to this Agreement, the Purchase Agreement, or the Transaction Documents in any such courts.

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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


FUNNOODLE, INC.                             SUN MASTER INVESTMENT LIMITED


By:                                         By:
   ----------------------                      ----------------------
Name:    Steve Lebensfeld                   Name:    Steve Lebensfeld
Title:   President                          Title:   Agent


TOYMAX INTERNATIONAL, INC.


By:
   ----------------------
Name:    Steve Lebensfeld
Title:   President


KIDPOWER, INC.


By:
   ----------------------
Name:    James P. O'Rourke
Title:   President



----------------------
JAMES P. O'ROURKE


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